As filed with the Securities and Exchange Commission on April 27, 2022.

Registration No. 333-254885

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-1 ON FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARRIVAL

(Exact Name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	98-1569771
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

60A, rue des Bruyeres

L-1274 Howald,

Grand Duchy of Luxembourg

+352 621 266 815

(Address and telephone number of Registrant’s principal executive offices)

Daniel Chin

General Counsel

60A, rue des Bruyeres

L-1274 Howald

Grand Duchy of Luxembourg

Tel: +352 621 266 815

(Name, address, and telephone number of agent for service)

Copies to:

Michael Z. Bienenfeld, Esq.

Alexander I. Parkhouse, Esq.

Linklaters LLP

1 Silk Street

London, EC2Y 8HQ

Tel: +44 20 7456 2000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Arrival is filing this post-effective amendment to Form F-1 on Form F-3 in order to convert its Registration Statement on Form F-1 (File No. 333-254885), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 17, 2021 (the “June 2021 Registration Statement”), into a registration statement on Form F-3. This registration statement will act as Post-Effective Amendment Number 1 to the June 2021 Registration Statement containing an updated prospectus relating to the issuance of up to 2,391,666 ordinary shares, with a nominal value of €0.10 (“Ordinary Shares”), in Arrival (“we”, “our”, “us”, the “Company”), that remain unexercised and may be issued upon the exercise of warrants and the offer and sale from time to time by the selling securityholders named in this prospectus, or their permitted transferees, of up to 527,547,821 of our Ordinary Shares, and that were initially registered pursuant to the June 2021 Registration Statement.

No additional securities are being registered by this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the June 2021 Registration Statement.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2022

PROSPECTUS

ARRIVAL

Up to 2,391,666 Ordinary Shares and

up to 527,547,821 Ordinary Shares

Offered by Selling Securityholders

This prospectus relates to the issuance of up to 2,391,666 ordinary shares, with a nominal value of €0.10 (“Ordinary Shares”), in Arrival (“we”, “our”, “us”, the “Company”) that remain unexercised and may be issued upon the exercise of warrants issued to CIIG Management LLC and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Warrants”). The Warrants were originally issued by CIIG Merger Corp (now Arrival Vault US, Inc.) (“Arrival Vault”) and automatically converted into Warrants to purchase our Ordinary Shares on the closing of the business combination among us, Arrival Vault and Arrival Luxembourg S.à r.l.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of 527,547,821 of our Ordinary Shares, which includes (a) 517,874,974 Ordinary Shares that were issued upon the closing of the business combination, (b) 2,391,666 Ordinary Shares that may be received upon exercise of the Warrants and (c) up to 7,281,181 Ordinary Shares that may be received upon exercise of currently exercisable options to purchase Ordinary Shares (the “Options”). The Options were originally issued by Arrival Luxembourg SARL (formerly Arrival S.à r.l.) and automatically converted into Options to purchase our Ordinary Shares upon the closing of the business combination.

The business combination is described in greater detail in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated herein by reference.

We expect to receive gross proceeds of up to an aggregate of $27,504,159 if all the Warrants are exercised to the extent such Warrants are exercised for cash. After the deduction of offering-related expenses, we expect to receive net proceeds of up to an aggregate of $27,236,539 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of Ordinary Shares pursuant to this prospectus.

Our registration of the Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Ordinary Shares. The Selling Securityholders may offer and sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

Our Ordinary Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ARVL.” On April 26, 2022, the last reported sale price of our Ordinary Shares as reported on Nasdaq was $2.27 per Ordinary Share. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. There is no established market for the Warrants.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS“ BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND ANY RISK FACTORS DESCRIBED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN OUR SEC FILINGS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2022

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, including information incorporated herein or therein, or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the selling securityholders have authorized any other person to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

The information contained in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or the documents incorporated by reference in this prospectus or the sale of any securities. Our business, financial condition, results of operations and/or prospects may have changed materially since those dates. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PRESENTATION OF FINANCIAL INFORMATION

The consolidated financial statements of Arrival have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In this prospectus, references to “Euro”, “EUR” and “€” are to the single currency adopted by participating member states of the European Union relating to Economic and Monetary Union and references to “$”, “US$” and “U.S. Dollars” are to the lawful currency of the United States of America. Unless otherwise noted, all financial information for Arrival provided in this prospectus is denominated in Euros.

Certain amounts described in this annual report have been expressed in U.S. Dollars for convenience and, when expressed in U.S. Dollars in the future, such amounts may be different from those set forth in this prospectus due to intervening exchange rate fluctuations. Certain amounts that appear in this prospectus may not sum due to rounding.

INDUSTRY AND MARKET DATA

In this prospectus and the information incorporated by reference herein, we present industry data, information and statistics regarding the markets in which Arrival competes as well as Arrival’s analysis of statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data pertaining to Arrival’s business and markets. Such information is supplemented where necessary with Arrival’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Arrival’s management’s judgment where information is not publicly available.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary may not contain all of the information you should consider before investing in the Ordinary Shares. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, the documents incorporated by reference in this prospectus and the other documents to which this prospectus refers.

Arrival

Overview

Arrival was founded with a mission to transform the design, assembly and distribution of commercial electric vehicles (“EVs”) and accelerate the mass adoption of EVs globally. The initial focus for Arrival is the production of commercial EV vans, buses and cars. Arrival believes this segment of the automotive market is currently underserved by other EV manufacturers and is a global market with significant scale opportunities. Arrival also believes the commercial vehicle segment will move quickly to EVs, and that this migration will be supported worldwide by local, state, and national government policies that either encourage EV usage via subsidies or enact usage taxes on fleet operators who continue to operate fossil fuel vehicles. Arrival also believes that commercial fleet operators will be attracted to Arrival’s vehicles in particular, because of their attractive total cost of ownership. Commercial fleet operators have well understood range requirements, and the vehicles typically return to a central depot every evening where the vehicles can be charged overnight. For these reasons, Arrival expects the commercial vehicle fleets to migrate to EVs even more quickly than automotive retail segments.

Corporate Information

The Company was incorporated under the laws of the Grand Duchy of Luxembourg on October 27, 2020 as a joint stock company (société anonyme) having its registered office at 60A, rue des Bruyères, L-1275 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 248209. The Company’s principal website address is www.arrival.com. We do not incorporate the information contained on, or accessible through, the Company’s website into this prospectus, and you should not consider it a part of this prospectus.

Implications of Being a “Foreign Private Issuer” and a “Controlled Company”

The Company is considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934 (the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that as long as the Company qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

The Company may take advantage of these reporting exemptions until such time as it is no longer a “foreign private issuer.” The Company could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of the Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company’s assets are located in the United States; or (iii) the Company’s business is administered principally in the United States.

The Company may choose to take advantage of some but not all of these reduced burdens. The Company has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from the Company’s competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer, the Company is permitted to follow certain Luxembourg corporate governance practices in lieu of certain listing rules of Nasdaq, or Nasdaq Listing Rules. The Company plans to follow the corporate governance requirements of the Nasdaq Listing Rules, except that it intends to follow Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares. Under the Company’s articles of association, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. In addition, under the Company’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law.

For purposes of the Nasdaq Listing Rules, the Company will be a “controlled company.” Under Nasdaq Listing Rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Kinetik S.à r.l. owns 72.27% of the outstanding Ordinary Shares. Accordingly, although the Company will be eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards, it currently does not intend to do so except for the quorum requirement discussed above.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Ordinary Shares.

This prospectus relates to the issuance by us of up to 2,391,666 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

This prospectus also relates to the resale by the Selling Securityholders or their permitted transferees of up to 527,547,821 Ordinary Shares.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 7 of this prospectus.

Issuance of Ordinary Shares

Ordinary Shares to be issued upon exercise of all Warrants	2,391,666

Resale of Ordinary Shares

Ordinary Shares offered by the Selling Securityholders	527,547,821

Use of Proceeds	We expect to receive gross proceeds of up to an aggregate of $27,504,159 if all the Warrants are exercised to the extent such Warrants are exercised for cash. After the deduction of offering-related expenses, we expect to receive net proceeds of up to an aggregate of $27,236,539 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders.

Market for our securities	Our Ordinary Shares are listed on The Nasdaq Global Select Market under the symbol “ARVL.”

Risk factors	Investing in our Ordinary Shares involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

RISK FACTORS

Investing in the Ordinary Shares involves risks. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference in this prospectus constitute forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:

•	the risk that Arrival is an early stage company and expects to incur significant expenses and continuing losses for the foreseeable future;

•	the risk that Arrival has a limited operating history and has not yet manufactured or sold any production vehicles to customers and may never develop or manufacture any vehicles;

•	the ability to raise additional capital necessary to execute its business plan, which may not be available on acceptable terms or at all;

•	the risk that the period of time from the receipt of orders to implementation and delivery is long and the orders are subject to risks of cancellation or postponement;

•	the risk that the market for commercial electric vehicles may not develop as Arrival expects or may develop slower than Arrival expects;

•	the risk that Arrival’s orders from United Parcel Service General Services Co., LeasePlan and Anaheim Transportation network may be cancelled, modified, or delayed;

•	the risk that certain of Arrival’s strategic development and deployment arrangements could be terminated or may not materialize into long-term contract partnership arrangements;

•

Arrival’s ability to execute its microfactory production model on a large scale is unproven and still evolving and this production model may lead to increased costs, as well as delayed and/or reduced production of its vehicles;

•	regulatory requirements or infrastructure limitations outside of Arrival’s control that may slow market adoption of electric vehicles;

•	the risk that Arrival may be impacted by overall economic conditions, particularly in the markets in which Arrival plans to operate;

•	the ability to maintain relationships with Arrival’s existing suppliers, source suppliers for Arrival’s critical components and complete building out Arrival’s supply chain;

•	the ability to sell products to large corporations with substantial negotiating power and exacting standards;

•	the risk that Arrival may not be able to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity;

•	the risk that as it expands into new territories, Arrival may encounter stronger market resistance than it currently expects;

•	the risk that because Arrival has grown its business rapidly and expects to continue to expand its operations, it could fail to manage its growth effectively.

These and other factors are more fully discussed under “Risk Factors,” as well as in our most recent Annual Report on Form 20-F for the year ended December 31, 2021, and in other documents that we may file with the SEC, all of which you should review carefully. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus. Please consider our forward-looking statements in light of these risks as you read this prospectus, the documents incorporated by reference herein, and any prospectus supplement.

You should not place undue reliance on these forward-looking statements because they are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

We expect to receive gross proceeds of up to an aggregate of $27,504,159 if all the Warrants are exercised to the extent such Warrants are exercised for cash. After the deduction of offering-related expenses, we expect to receive net proceeds of up to an aggregate of $27,236,539 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders.

CAPITALIZATION

The following table sets out our consolidated capitalization and indebtedness as of December 31, 2021. The information below should be read together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of December 31, 2021	(€) in millions
Non-current assets	665.9
Cash and cash equivalents	795.9
Other current assets	102.8
Total assets	1,564.6
Current liabilities(1)	59.5
Loans and borrowings(2)	411.6
Deferred tax liability	7.3
Warrant liability	3.2
Total liabilities	481.6
Share capital	65.8
Share premium	5,190.8
Other reserves	(2,811.3)
Accumulated deficit	(1,362.3)
Total shareholders’ equity	1,083.0
Total liabilities and shareholders’ equity	1,564.6

(1)	Includes short-term loans and borrowings of €12.6 million, which relate to the short-term part of lease liabilities.
(2)	Consists of lease liabilities, primarily on Arrival facilities.

DESCRIPTION OF SECURITIES

Ordinary Shares

Share Capital

As of April 22, 2022, there were 638,278,171 Ordinary Shares outstanding and 2,391,666 Warrants outstanding.

Unless otherwise indicated, all information contained in this prospectus, including the number of Ordinary Shares that will be outstanding after this offering, assumes no exercise of the outstanding warrants or options described above.

Share Issuances

Pursuant to Luxembourg law, the issuance of Ordinary Shares requires approval by the extraordinary general meeting of shareholders subject to necessary quorum and majority requirements. The general meeting of shareholders may approve an authorized capital and authorize the Board of Directors to increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued), convertible bonds, notes or similar instruments; (ii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments up to the maximum amount of such authorized capital for a maximum period of five years after either the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés, “RESA”) or the date of such minutes, if the articles of association provide so. The general meeting may amend, renew, or extend such authorized capital and such authorization to the Board of Directors to issue Ordinary Shares.

In addition, the general meeting of shareholders may authorize the Board of Directors to make an allotment of existing or newly issued shares without consideration to (a) employees of the Company or certain categories amongst those; (b) employees of companies or economic interest grouping in which the Company holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights; (c) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital; (d) members of the corporate bodies or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg RESA.

The Company recognizes only one (1) holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect. The Company has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the business combination, the Board of Directors resolved on the issuance of Ordinary Shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association and applicable law. The Board of Directors also resolved on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the Board of Directors to issue new Ordinary Shares exceeds the limits of the Company’s authorized share capital, the Board of Directors must then convene the shareholders to an extraordinary general meeting to be held in front of a

Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the Board of Directors consists of an increase in the shareholders’ commitments, the Board of Directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preemptive Rights

Under Luxembourg law, existing shareholders benefit from a statutory preemptive subscription right on the issuance of Ordinary Shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the Board of Directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the Board of Directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of Ordinary Shares within the scope of our authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such Ordinary Shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The Ordinary Shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

The Company cannot subscribe for its own Ordinary Shares. The Company may, however, repurchase issued Ordinary Shares or have another person repurchase issued Ordinary Shares for its account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased;

•	the duration of the period for which the authorization is given, which may not exceed five years; and

•

the shares repurchases, taking into account the treasury shares held pursuant to previous redemptions, may not have the effect of reducing the net assets below the thresholds set forth in article 430-15 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “1915 Law”);

•	only fully paid-up Ordinary Shares may be repurchased;

•

the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased Ordinary Shares are held by the Company; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to our shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the Board of Directors is authorized to acquire and sell Ordinary Shares under the conditions set forth in article 430-15 of the 1915 Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the Board of Directors or its delegate shall represent not more than the fair market value of such ordinary share.

In addition, pursuant to Luxembourg law, the Company may directly or indirectly repurchase Ordinary Shares by resolution of the Board of Directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the Board of Directors to be necessary to prevent serious and imminent harm to us, or if the acquisition of Ordinary Shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law.

Voting rights

Each Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor the articles of association contain any restrictions as to the voting of Ordinary Shares by non-Luxembourg residents. The 1915 Law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights.

Meetings

Ordinary General Meeting

At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) the Company’s dissolution and liquidation, (v) any and all amendments to our articles of association and (vi) change of nationality. Pursuant to our articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which 1915 Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

Annual Shareholders Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation.

Warrants

Pursuant to the agreement entered into on March 24, 2021 by the Company, Arrival Vault and Continental Stock Transfer & Trust Company as warrant agent (the “Assignment, Assumption and Amendment Agreement”), Arrival Vault assigned to the Company all of Arrival Vault’s right, title and interest in and to the existing warrant agreement, dated December 12, 2019, by and between Arrival Vault and Continental Stock Transfer & Trust Company, as warrant agent, governing Arrival Vault’s warrants (the “Warrant Agreement”) and the Company assumed, and agreed to pay, perform, satisfy and discharge in full, all of Arrival Vault’s liabilities and obligations under the existing Warrant Agreement arising from and after the effective time of the business combination.

Each Warrant is exercisable to purchase one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement.

A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the business combination, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the business combination completed, (y) the liquidation of the Company, or (z) the redemption date as provided in Section 6.3 of the Warrant Agreement.

Redemptions of Warrants for Cash

Pursuant to the Warrant Agreement, once the Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per Warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each Warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per Ordinary Share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each Warrant holder.

If the Warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

Redemption of Warrants for Shares

Commencing ninety days after the Warrants become exercisable, the Company may redeem the outstanding Warrants (i) in whole and not in part, (ii) at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants prior to redemption and receive that number of shares to be determined, based on the redemption date and the fair market value of the shares, (iii) if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the notice of redemption to the Warrant holders is sent, and (iv) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

The Warrants are exercisable on a cashless basis and are non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the Warrants are held by someone other than the initial purchasers or their permitted transferees, the Warrants will be redeemable and exercisable by such holders.

Dividends

From the annual net profits, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Ordinary Share entitling to the same proportion in such distributions.

The Board of Directors may resolve that the Company pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the articles of association. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to the accounts.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 527,547,821 of our Ordinary Shares, which includes (a) 517,874,974 Ordinary Shares that were issued upon the closing of the business combination, (b) 2,391,666 Ordinary Shares that may be received upon exercise of the Warrants and (c) up to 7,281,181 Ordinary Shares that may be received upon exercise of the Options. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of Ordinary Shares beneficially owned, and the aggregate number of Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 638,278,171 Ordinary Shares outstanding as of April 22, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares. As such, we are unable to declare the number of Ordinary Shares that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares offered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares	Ordinary Shares	Percentage(1)
Kinetik S.à r.l.(2)	461,275,382	72.27%	461,275,382	—	—
Denis Sverdlov(3)	850,042	*	818,639	31,403	—
Avinash Rugoobur(4)	527,184	*	491,184	36,000	—
Tim Holbrow(5)	110,176	*	96,237	13,939	—
Daniel Chin(6)	174,667	*	160,728	13,393	—
Michael Ableson(7)	267,895	*	245,593	22,302	—
Hyundai Motor Company(8)	13,098,240	2.05%	13,098,240	—	—
Kia Corporation(9)	3,274,560	*	3,274,560	—	—
United Parcel Service General Services Co.(10)	1,637,280	*	1,637,280	—	—
WCPF II Holdings Limited(11)	8,186,400	1.28%	8,186,400	—	—

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares		Ordinary Shares	Percentage(1)
F. Peter Cuneo and Maris S. Cuneo(12)	1,195,870	*	1,195,870		—	—
Twin Oaks Venture LLC(13)	1,930,651	*	1,930,651		—	—
Chris Rogers(14)	25,000	*	25,000		—	—
David Flowers(15)	27,000	*	25,000		2,000	—
Kenneth West(16)	25,000	*	25,000		—	—
Kristen O’Hara(17)	35,000	*	25,000		10,000	—
MacLeod Holdings LLC(18)	391,284	*	391,284		—	—
Magnetar Constellation Fund II, Ltd(19)	352,412	*	352,412		—	—
Magnetar Constellation Master Fund, Ltd(19)	379,796	*	379,796		—	—
Magnetar SC Fund Ltd(19)	84,187	*	84,187		—	—
Magnetar Structured Credit Fund, LP(19)	211,543	*	211,543		—	—
Magnetar Xing He Master Fund Ltd(19)	167,895	*	167,895		—	—
ACM ALAMOSA (Cayman) Holdco LP(20)	1,195,833	*	1,195,833		—	—
Entities Advised by Capital Research and Management Company(21)	29,032,482	4.55%	10,587,500	(20)	19,769,405	*
Next Generation Vehicles Master Fund (Cayman) L.P.(22)	1,521,255	*	388,500		1,132,755	*
Joint Stock Company BBR Bank(23)	600,000	*	600,000		—	*
Michael Granoff	100,000	*	100,000		—	—
Aiperi Dalbaeva	30,921	*	30,047		874	—
Aleksejs Irinics	40,219	*	38,857		1,362	—
Alex Jarvis	74,962	*	73,600		1,362	—
Alexander Austin	25,533	*	24,560		973	—
Alexander Evdokimov	163,728	*	163,728		—	—
Alexander Hautenne Hanson	43,597	*	43,597		—	—
Alexey Fedchenko	130,983	*	130,983		—	—
Alexey Vovchenko	54,975	*	51,297		3,678	—
Alistair Tapper	28,671	*	27,698		973	—
Alistair Thompson	37,589	*	33,911		3,678	—
Andrei Timerbaev	28,404	*	26,604		1,800	—
Andrew Parker	32,060	*	30,698		1,362	—
Andrew Reid	83,226	*	81,864		1,362	—
Angus Dick	79,539	*	72,683		6,856	—
Anubhav Singh	27,325	*	26,577		748	—
Ben Jardine	186,957	*	180,101		6,856	—
Christoforos Chatzikomis	26,558	*	25,810		748	—
Claudio Barbato	30,123	*	29,375		748	—
Csaba Horvath	137,839	*	130,983		6,856	—
Dan Barwell	26,239	*	25,266		973	—
Daniel Simon	145,107	*	131,168		13,939	—
David Sale	43,826	*	42,326		1,500	—

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares	Ordinary Shares	Percentage(1)
Dmitrii Rudnitckii	177,667	*	163,728	13,939	—
Dmitry Vorobyev	27,174	*	24,560	2,614	—
Douglas Morton	30,348	*	29,375	973	—
Egor Ivanov	49,119	*	49,119	—	—
Gilles Dusemon	24,560	*	24,560	—	—
Giuseppe Montano	170,584	*	163,728	6,856	—
Glenn Saint	163,728	*	163,728	—	—
Gregory Forostovsky	203,330	*	196,474	6,856	—
Hasnain Tariq	33,248	*	32,500	748	—
Ivan Makeev	40,663	*	39,301	1,362	—
Jacek Mikus	36,550	*	36,550	—	—
Jake Oliveira	25,428	*	25,428	—	—
James Gadd	31,586	*	27,908	3,678	—
Jason Kline	25,922	*	24,560	1,362	—
Jeremy Offer	177,667	*	163,728	13,939	—
Joe Allum	36,166	*	32,488	3,678	—
Joe Griston	163,728	*	163,728	—	—
John Hankinson	38,090	*	37,514	576	—
John Tillotson	32,869	*	32,869	—	—
Julie McTear	47,930	*	47,930	—	—
Karandeep Bhogal	114,610	*	114,610	—	—
Kevin O’Flynn	24,560	*	24,560	—	—
Kwame Nyanning	49,119	*	49,119	—	—
Laurence Cook	27,347	*	27,347	—	—
Liam Medler	25,308	*	24,560	748	—
Maksim Kumskoi	90,695	*	87,017	3,678	—
Maksim Pavilainen	177,667	*	163,728	13,939	—
Manos Polioudis	36,320	*	34,958	1,362	—
Matas Simonavicius	50,413	*	50,413	—	—
Michael Anatolitis	26,214	*	24,852	1,362	—
Miroslaw Leszczynski	66,157	*	66,157	—	—
Murray Schofield	50,972	*	49,610	1,362	—
Nicholas Clay	44,684	*	44,684	—	—
Nick Boultbee	30,137	*	26,459	3,678	—
Nicola Owen	29,774	*	29,774	—	—
Nikolay Bunbich	105,093	*	98,237	6,856	—
Olga Fedoseeva	25,922	*	24,560	1,362	—
Patrick Bion	172,440	*	163,728	8,712	—
Richard Constable	46,566	*	45,204	1,362	—
Rob Thompson	177,667	*	163,728	13,939	—
Rodion Shishkov	409,320	*	409,320	—	—
Rory Dow	28,812	*	28,236	576	—
Rowan Read	42,523	*	41,775	748	—
Scott Evans	32,594	*	31,232	1,362	—
Sergey Cherdantsev	87,685	*	84,007	3,678	—
Sergey Malygin	431,623	*	409,320	22,303	—

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares	Ordinary Shares	Percentage(1)
Sergey Sulgin	169,659	*	147,356	22,303	—
Stewart Morley	130,983	*	130,983	—	—
Stuart Bennett	29,035	*	28,287	748	—
Tracey Yi	104,167	*	81,864	22,303	—
Vasilii Mishchenko	177,664	*	163,728	13,936	—
Victoria Tomlinson	80,484	*	73,628	6,856	—
Vilas Chitrakaran	28,238	*	24,560	3,678	—
Vyacheslav Serdyuk	39,361	*	38,388	973	—
Yakub Zolynski	37,116	*	33,438	3,678	—
Zvonimir Sucic	32,746	*	32,746	—	—
Justin Cooke	163,728	*	163,728	—	—
Mikhail Sokolov	170,584	*	163,728	6,856	—
Alexey Kozyrev	169,659	*	147,356	22,303	—
Nick Arini	114,608	*	114,608	—	—
Svetlana Ershova	128,547	*	114,608	13,939	—
Additional Selling Securityholders(24)	15,284,050	*	13,900,397	1,383,653	—

*	Less than one percent of outstanding Ordinary Shares.
(1)	Percentages are based on 638,278,171 Ordinary Shares outstanding as of April 22, 2022.
(2)

Includes 78,970,000 Ordinary Shares held by Kinetik Finance SARL, a wholly-owned subsidiary of Kinetik S.à r.l. The trustee of The Kinetik Trust, The Kinetik Foundation, may be deemed to have voting and investment power over the Ordinary Shares held by Kinetik S.à r.l. Voting and investment decisions are made on behalf of The Kinetik Foundation by a council of three members, none of whom have individual or investment power with respect to such shares.

(3)	Denis Sverdlov serves as the Chief Executive Officer of the Company. Represents Ordinary Shares that may be received upon exercise of Options held by Mr. Sverdlov.
(4)	Avinash Rugoobur serves as a Director and President of the Company.
(5)	Tim Holbrow serves as the Senior Vice President of Strategic Finance of the Company.
(6)	Daniel Chin serves as the General Counsel of the Company.
(7)	Michael Ableson serves as the Chief Executive Officer, Automotive of the Company.
(8)	Hyundai Motor Company is a publicly held entity listed on the Korea Exchange.
(9)	Kia Corporation is a publicly held entity listed on the Korea Exchange.
(10)	United Parcel Service General Services Co. is a wholly owned subsidiary of United Parcel Service, Inc., a publicly traded entity.
(11)

WCPF II Holdings Limited (“WCPF II”) is an investment vehicle of Winter Capital Partners Fund II LP (“WCPF LP”). Since WCPF II is managed and controlled by its general partner, WCPF II GP, Wade Allan Kenny, director of WCPF II GP, may be deemed to have sole power to vote or dispose of the Ordinary Shares held directly by WCPF II. Mr. Alexey Bashkirov is an indirect beneficial owner of WCPF II GP. Mr. Bashkirov disclaims beneficial ownership of the Ordinary Shares held by WCPF II, except to the extent of his pecuniary interest therein. Mr. Vladimir Potanin is an indirect shareholder of Whiteleave Holdings Limited, a company organized under the laws of Cyprus, which is the anchor investor of WCPF LP. Mr. Potanin disclaims beneficial ownership of the Ordinary Shares held by WCPF II.

(12)	Mr. Cuneo serves as the Chairman of the Board of Directors of the Company and previously served as Chairman and Chief Executive Officer of Arrival Vault.
(13)	The manager of Twin Oaks Ventures LLC, Gavin Cuneo, may be deemed to have voting and investment power over the securities held by Twin Oaks Ventures LLC.

(14)	Mr. Rogers previously served as a Director of Arrival Vault.
(15)	Mr. Flowers previously served as a Director of Arrival Vault.
(16)	Mr. West previously served as a Director of Arrival Vault.
(17)	Ms. O’Hara serves as a Director of the Company and previously served as a Director of Arrival Vault.
(18)	The manager of MacLeod Holdings LLC, Colin Cuneo, may be deemed to have voting and investment power over the securities held by MacLeod Holdings LLC.
(19)

The registered holders of the referenced shares to be offered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of each Magnetar Constellation Master Fund, Ltd., Magnetar Constellation Fund II, Ltd, Magnetar SC Fund Ltd, and Magnetar Xing He Master Fund Ltd. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being offered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL.

(20)	The Company securities being offered in the Registration Statement on behalf of ACM ALAMOSA (Cayman) Holdco LP are beneficially owned by Ivan Zinn.
(21)

Consists of (i) 6,369,347 Ordinary Shares held by American Funds Fundamental Investors (“FI”), (ii) 15,549,430 Ordinary Shares held by The Growth Fund of America (“GFA”), (iii) 2,709,469 Ordinary Shares held by American Funds Insurance Series—Growth Fund (“VIG”), (iv) 4,229,577 Ordinary Shares held by Capital Group Global Equity Fund (Canada) (“CIGE” and, together with FI, GFA and VIG, the “CRMC Stockholders”), (v) 136,964 Ordinary Shares held by Capital Group Growth Fund of America Trust (US) (“TGFA”) and (vi) 37,695 Ordinary Shares held by Capital Group Fundamental Investors Trust (US) (“TFI” and, together with TGFA, the “CB&T Stockholders”). Capital Research and Management Company (“CRMC”) is the investment adviser or subadvisor for each of the CRMC Stockholders. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for each CB&T Stockholder, and CRMC has been retained by CB&T as investment adviser to CB&T. CRMC and/or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the Ordinary Shares held by the CRMC stockholders; however, each of CRMC and CWI expressly disclaims that it is the beneficial owner of such securities. CB&T, CRMC and/or CWI may be deemed to be the beneficial owner of the Ordinary Shares held by the CB&T Stockholders; however, each of CB&T, CRMC and CWI expressly disclaims that it is the beneficial owner of such securities. Brady L. Enright, Mark L. Casey, Julian N. Abdey, Paul Benjamin, Matthews Cherian, Irfan M. Furniturewala, Dina N. Perry, and Diana Wagner as portfolio managers, have voting and investment powers over the shares held by FI. Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon, and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by GFA. Jeremy Burge, Leo Hee, Dawid Justus, and Carl M. Kawaja, as portfolio managers, have voting and investment powers over the shares held by CIGE. Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon, and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by TGFA. Brady L. Enright, Mark L. Casey, Julian N. Abdey, Paul Benjamin, Matthews Cherian, Irfan M. Furniturewala, Dina N. Perry, and Diana Wagner, as portfolio managers, have voting and investment powers over the shares held by TFI. Each of the CRMC Stockholders and CB&T Stockholders acquired the securities being registered hereby in the ordinary course of its business.

(22)

Wellington Management Company LLP (“WMC”) has the power to vote and dispose of the reported securities offered hereby pursuant to WMC’s capacity as investment adviser on behalf of the Selling Securityholder. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). No external entities have any ownership interest in WMC. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the partnership’s capital. Additional information about WMC is available in Form ADV filed with the SEC. The Selling Securityholder is advised by WMC, a registered investment adviser. WMC has the power to vote and dispose the securities pursuant to WMC’s investment management agreement with the Selling Securityholder. WMC is under common control with Wellington Funds Distributors Inc., a limited-scope broker-dealer registered with FINRA and organized under the laws of Delaware. Wellington Funds Distributors Inc. does not engage in retail brokerage, lending, securities underwriting or proprietary trading and, therefore, does not participate in any offerings.

(23)	Shvetcov Dmitry Nikolaevich, Gordeev Denis Evgenevich and Gordovich Dmitry Germanovich are the investment advisors to and control the shares held by Joint Stock Company BBR Bank.
(24)

The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding Ordinary Shares.

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to the Company and the holders of Ordinary Shares and Warrants. It does not purport to be a complete analysis of all tax considerations in relation to the Ordinary Shares and Warrants. Holders of the Company’s securities should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date, even with retroactive effect.

The comments below are intended as a basic overview of certain tax consequences in relation to the Company and the purchase, ownership and disposition of Ordinary Shares and Warrants under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax adviser.

Withholding taxation

Any dividend distributed by the Company to its shareholders will in principle be subject to a 15% withholding tax unless an exemption or a treaty reduction applies.

Luxembourg taxation of the holders

Luxembourg tax residence of the holders

Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Ordinary Shares and Warrants.

Taxation of Luxembourg non-residents

Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the Ordinary Shares and Warrants is connected, are not liable to any Luxembourg income tax, whether they receive payments upon redemption or repurchase of the Ordinary Shares and Warrants, or realize capital gains on the sale of any Ordinary Shares and Warrants, unless they sell a participation of more than 10% in the Company within 6 months of its acquisition.

Taxation of Luxembourg residents

Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Ordinary Shares and Warrants is connected, must include in their taxable income any income (including dividend) and the difference between the sale or redemption price and the lower of the cost or book value of the Ordinary Shares and Warrants sold or redeemed.

Luxembourg resident corporate holders who are family wealth management companies subject to the law of 11 May 2007, as amended, undertakings for collective investment subject to the law of 17 December 2010, as amended, to the law of 13 February 2007, as amended, or to the law of 23 July 2016 on reserved alternative investment funds, as amended, (provided it is not foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of 23 July 2016 applies) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e. corporate income tax, municipal business tax and net wealth tax), other than the annual subscription tax calculated on their (paid up) share capital (and share premium) or net asset value.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on the Ordinary Shares and Warrants held by a corporate holder, unless: (a) such holder is a Luxembourg resident other than a holder governed by: (i) the laws of 17 December 2010 and 13 February 2007 on undertakings for collective investment, as amended; (ii) the law of 22 March 2004 on securitisation, as amended; (iii) the law of 15 June 2004 on the investment company in risk capital, as amended; (iv) the law of 11 May 2007 on family estate management companies, as amended; or (v) the law of 23 July 2016 on reserved alternative investment funds, as amended or (b) such Ordinary Shares and Warrants are attributable to an enterprise or part thereof which is carried on by a non-resident company in Luxembourg through a permanent establishment.

Luxembourg net wealth tax is levied at a 0.5 per cent rate up to EUR 500 million taxable base and at a 0.05 per cent rate on the taxable base in excess of EUR 500 million. Securitization vehicles, investment companies in risk capital (Société d’investissement en capital à risque (SICAR)), a regulated structure designed for private equity and venture capital investments (organized as tax opaque companies), and reserved alternative investment funds subject to the law of 23 July 2016 (provided it is foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of 23 July 2016 applies), are subject to net wealth tax up to the amount of the minimum net wealth tax.

The minimum net wealth tax is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related companies, transferable securities and cash at bank exceeds 90 per cent of their total gross assets and EUR 350,000, the minimum net wealth tax is currently set at EUR 4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the EUR 4,815 minimum net wealth tax, the minimum net wealth tax ranges from EUR 535 to EUR 32,100, depending on the company’s total gross assets.

Other Taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by Noteholders in connection with the issue of the Ordinary Shares and Warrants, nor will any of these taxes be payable as a consequence of a subsequent transfer, exchange or redemption of the Ordinary Shares and Warrants, unless the documents relating to the Ordinary Shares and Warrants are (i) voluntarily offered in Luxembourg or (ii) appended to a document that requires obligatory registration in Luxembourg.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Ordinary Shares and Warrants or in respect of the payment under the Ordinary Shares and Warrants or the transfer of the Ordinary Shares and Warrants. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Company if, for Luxembourg value added tax purposes, such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

No Luxembourg inheritance tax is levied on the transfer of the Ordinary Shares and Warrants upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident of Luxembourg for tax purposes at the time of his death, the Ordinary Shares and Warrants are included in his taxable estate for inheritance tax assessment purposes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations to U.S. holders (as defined below) relating to the acquisition, ownership and disposition of the Ordinary Shares as of the date hereof. The discussion below only applies to Ordinary Shares that are held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or U.S. holders who are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	government agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates or former residents of the United States;

•	persons that acquired the Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Ordinary Shares;

•	persons holding the Ordinary Shares as part of a “straddle,” constructive sale, hedging, integrated transactions or similar transactions;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	controlled foreign corporations or PFICs;

•	persons required to accelerate the recognition of any item of gross income with respect to the Ordinary Shares as a result of such income being recognized on an applicable financial statement;

•	a person actually or constructively owning 10% or more of the Ordinary Shares; or

•	tax-exempt entities.

If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Ordinary Shares, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership. Partners of partnerships or other pass-through entities holding Ordinary Shares should consult their tax advisors regarding the tax consequences of the ownership and disposition of the Ordinary Shares.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this prospectus. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY

SHARES. EACH HOLDER OF ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

This discussion applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Ordinary Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Acquisition, Ownership and disposition of Ordinary Shares if Arrival is Not a PFIC

If Arrival is not a PFIC at all times during the period a U.S. holder held, or is considered to have held, the Ordinary Shares, such U.S. holder will not be subject to the PFIC rules described under “—Passive Foreign Investment Company Rules”. Instead, such U.S. holder will be subject to the following rules.

Distributions on Ordinary Shares

The gross amount of any distribution on Ordinary Shares that is made out of Arrival’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Arrival’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurances that the Company will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Arrival’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Arrival will not constitute a qualified foreign corporation for purposes of these rules if it is treated as a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Arrival may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares generally will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in Ordinary Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such Ordinary Shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations.

Any gain or loss recognized by a U.S. holder on the sale or exchange of Ordinary Shares generally will be treated as U.S. source gain or loss. U.S. holders should consult their tax advisers as to the foreign tax credit implications of such sale, exchange, redemption or other taxable disposition of Ordinary Shares.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Ordinary Shares could be materially different from that described above if Arrival is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year.

Based on the projected composition of Arrival’s income and assets, including goodwill, and the fact that Arrival is not yet producing revenue from its active operations, Arrival may be classified as a PFIC for its current taxable year or in the foreseeable future. A formal determination as to whether Arrival will or will not be treated as a PFIC for its current taxable year or in the foreseeable future, however, has not been, and will not be, completed. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to accurately predict future income and assets relevant to this determination. The fair market value of the assets of Arrival is expected to depend, in part, upon (a) the market value of the Ordinary Shares, and (b) the composition of the assets and income of Arrival. Further, because Arrival may value its goodwill based on the market value of the Ordinary Shares, a decrease in the market value of the Ordinary Shares and/or an increase in cash or other passive assets would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Arrival is a PFIC for the current taxable year or in a future year.

If Arrival is classified as a PFIC in any year with respect to which a U.S. holder holds Ordinary Shares, Arrival generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder holds Ordinary Shares, regardless of whether Arrival continues to meet the tests described above.

If Arrival is or becomes a PFIC during any year in which a U.S. holder holds Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make a QEF election or a mark-to-market election, as described below, such U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Ordinary Shares, and (ii) any “excess distribution” it received on its Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares during the preceding three years or its holding period, whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held its Ordinary Shares;

•	the amount allocated to the current taxable year, will be treated as ordinary income; and

•

the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of the U.S. holder’s Ordinary Shares cannot be treated as capital gains, even if it holds the shares as capital assets. Further, no portion of any distribution on Ordinary Shares will be treated as QDI.

QEF Regime. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if such amount is not distributed to the U.S. holder. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. holders should not expect that they will receive cash distributions from Arrival sufficient to cover any U.S. tax liability with respect to such QEF income inclusions.

A timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of the PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. holder who makes a QEF election with respect to Ordinary Shares may over time be taxed on amounts that as an economic matter exceed Arrival’s net profits.

A U.S. holder’s tax basis in Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. holders should consult their tax advisors as to the manner in which QEF income inclusions affect your allocable share of Arrival’s income and their basis in their Ordinary Shares.

In order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from Arrival. If Arrival determines that it is a PFIC for any taxable year, Arrival will endeavor to provide all of the information that a U.S. holder making a QEF election is required to obtain to make and maintain a QEF election, but there is no assurance that Arrival will timely provide such information. There is also no assurance that Arrival will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if Arrival holds an interest in a lower-tier PFIC (including, without limitation, in any PFIC subsidiaries), U.S. holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which Arrival holds an interest will not qualify as a PFIC, or that a PFIC in which Arrival holds an interest will provide the information necessary for a QEF election to be made by a U.S. holder (in particular if Arrival does not control that PFIC).

Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for this purpose, but there can be no assurance that Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, U.S. holders would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. U.S. holders may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as Arrival) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise U.S. holders to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election.

PFIC Reporting Requirements. A U.S. holder of Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not wilful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of Ordinary Shares and the proceeds received on the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by us of 2,391,666 Ordinary Shares that may be issued upon the exercise of the Warrants at an exercise price of $11.50 per share. This prospectus also relates to the resale by the Selling Securityholders from time to time of up to 527,547,821 of our Ordinary Shares, which includes (a) 517,874,974 Ordinary Shares that were issued upon the closing of the business combination, (b) 2,391,666 Ordinary Shares that may be received upon exercise of the Warrants and (c) up to 7,281,181 Ordinary Shares that may be received upon exercise of the Options.

We expect to receive gross proceeds of up to an aggregate of $27,504,159 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. After the deduction of offering-related expenses, we expect to receive net proceeds of up to an aggregate of $27,236,539 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders.

Primary Offering

Pursuant to the terms of the Warrants, the Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder Ordinary Shares, free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in the agreement entered into on March 24, 2021 by the Company and certain stockholders of Arrival Vault and certain shareholders of Arrival (the “Registration Rights and Lock-Up

Agreement”), the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares are currently listed on the Nasdaq under the symbol “ARVL.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The Selling Securityholders, or custodians, brokers, dealers or other third parties acting on their behalf, may loan, on one or multiple occasions, securities covered by this prospectus (including securities received in satisfaction of obligations under a previous loan by a Selling Securityholder) in collateralized or uncollateralized transactions (including without limitation as part of a pool of securities) pursuant to which the Selling Securityholder transfers to the borrower (which may be a central counterparty, prime broker or other broker-dealer) legal title to (and associated rights and benefits in) the securities in exchange for the right to receive the same or substantially equivalent securities on a callable basis or after a specified term, with or without customary, negotiated compensation (which may include indemnification for default or other losses). The borrower may sell, lend, pledge, charge, hypothecate, dispose of, return, use or otherwise transfer the borrowed securities (including in connection with the creation or settlement of securities lending transactions or covered or naked short selling transactions, either for the borrower’s own account or for the accounts of customers or other third parties) pursuant to this prospectus in any manner contemplated by this plan of distribution (to the extent required, as supplemented or amended to reflect such transaction), with or without customary, negotiated compensation (which may include indemnification for default or other losses).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the subscription agreements entered into by Arrival Vault and a number of qualified institutional buyers and institutional and individual accredited investors, in connection with the execution of the agreement pursuant to which such investors agreed to purchase, and Arrival Vault agreed to sell to such investors, an aggregate of 40,000,000 shares of Arrival Vault Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, which shares of Arrival Vault Class A Common Stock were automatically exchanged with the Company for Ordinary Shares (the “Subscription Agreements”) to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (ii) the earliest of (a) two years, (b) such time that such Selling Securityholder has disposed of such securities pursuant to Rule 144 or (c) if Rule 144(i) is no longer applicable to us or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her registrable securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when such securities have ceased to be outstanding or (iv) when such securities have been sold in a private transaction in which the transferor’s registration rights are not assigned to the transferees of such securities.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of Ordinary Shares by the selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

	U.S. Dollar
SEC Registration Fee	=	*
Legal Fees and Expenses	$185,000
Accounting Fees and Expenses	$20,120
Printing Expenses	$54,500
Transfer Agent Expenses	$3,000
Miscellaneous Expenses	$5,000

Total	$267,620

*

The registration fee was previously paid in connection with the registration statement on Form F-1 (No. 333-254885). No additional registration fee is due with our Ordinary Shares issuable upon exercise of the Warrants.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Company is incorporated in Luxembourg and conducts a majority of its operations through its subsidiary, Arrival, outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

LEGAL MATTERS

The validity of the Ordinary Shares has been passed upon by Linklaters LLP, Luxembourg counsel to the Company. Certain matters with respect to U.S. federal law will be passed upon for us by Linklaters LLP.

EXPERTS

The consolidated financial statements of Arrival as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2021, expresses an opinion that Arrival did not maintain effective internal control over financial reporting as of December 31, 2021 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Arrival had an ineffective control environment, insufficient policies and procedures that defined personnel’s internal control responsibilities, insufficient personnel, and ineffective risk assessment, and references management’s failure to effectively design and maintain controls in response to risks of material misstatement, management’s failure to design and maintain formal accounting policies and procedures, and ineffective IT general controls.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer.” Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and other information we have filed electronically with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities that may be offered by this prospectus, you may examine the registration statement on Form F-3 and the exhibits filed with it at the website provided in the previous paragraph.

We also maintain an Internet website at www.arrival.com. We make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information in this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered to be a part of this prospectus. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2021;

•

our Registration Statement on Form 8-A filed with the SEC on March 23, 2021, which incorporates by reference the description of our ordinary shares from our Registration Statement on Form F-4, and any amendment or report filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F that we file with the SEC prior to the completion or termination of this offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate by reference part or all of any reports on Form 6-K that we subsequently furnish to the SEC prior to the completion or termination of this offering by identifying in such Forms 6-K that they, or certain parts of their contents, are as being incorporated by reference into this prospectus and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 20-F and Reports on Form 6-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.immatics.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus at no cost, upon written or oral request to us at the following address:

Investor Relations

Arrival Luxembourg S.à r.l

60A, rue des Bruyeres, L-1274 Howald

Grand-Duchy of Luxembourg

+352 621 266 815

ARRIVAL

Up to 2,391,666 Ordinary Shares and up to 527,547,821 Ordinary Shares Offered by Selling Securityholders

PROSPECTUS

April 27, 2022

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

The Company’s articles of association, which became effective upon completion of the business combination, provide that directors of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the Company’s articles of association and mandatory provisions of law, every person who is, or has been, a director or officer of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, officer or shareholder of the Company (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of the Company.

The Company’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

In connection with the business combination, the Company entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 9. Exhibits.

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit Number	Description

2.1#	Business Combination Agreement, dated as of November 18, 2020, by and among CIIG Merger Corp., Arrival S.à r.l., Arrival Group and ARSNL Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020) (incorporated by reference to Exhibit 2.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

4.1	Specimen Ordinary Share Certificate of Arrival Group (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed March 31, 2021).

4.2	Warrant Agreement, dated December 12, 2019, by and between CIIG Merger Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on December 17, 2019).

4.3	Private Placement Warrant Purchase Agreement, dated December 12, 2019, by and between CIIG Merger Corp. and CIIG Management LLC (incorporated by reference to Exhibit 10.5 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on December 17, 2019).

4.4	Assignment, Assumption and Amendment Agreement, dated March 24, 2021 by and among CIIG Merger Corp., Arrival and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 2.5 to Arrival’s Form 20-F, File No. 001-40286, filed with the SEC on March 26, 2021).

4.5	Specimen Warrant Certificate of Arrival (incorporated by reference to Exhibit A of Exhibit 2.5 to Arrival’s Form 20-F, File No. 001-40286, filed with the SEC on March 26, 2021).

5.1*	Legal Opinion of Linklaters.

23.1*	Consent of KPMG LLP for Arrival.

23.2*	Consent of Linklaters (to be included in Exhibit 5.1).

24.1**	Power of Attorney

107*	Calculation of Filing Fee Tables

*	Filed herewith.
**	Has previously been filed.
#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

Item 10. Undertakings.

(a)	The undersigned hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the registrant is relying on Rule 430B:

(A)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(ii)	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule

430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	The undersigned hereby undertakes:

(1)

that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London on April 27, 2022.

ARRIVAL

By:	/s/ Denis Sverdlov
Name:	Denis Sverdlov
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Denis Sverdlov Denis Sverdlov	Chief Executive Officer (principal executive officer)	April 27, 2022

/s/ John Wozniak John Wozniak	Chief Financial Officer (principal financial and accounting officer)	April 27, 2022

* F. Peter Cuneo	Chairman of the Board	April 27, 2022

* Tawni Nazario-Cranz	Director	April 27, 2022

* Alain Kinsch	Director	April 27, 2022

* Kristen O’Hara	Director	April 27, 2022

* Rexford J. Tibbens	Director	April 27, 2022

*By:	/s/ Denis Sverdlov Denis Sverdlov	Director	April 27, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on April 27, 2022.

By:	/s/ Michael Ableson
Name:	Michael Ableson